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                                                                  EXHIBIT 10-u




Personal & Confidential

Executive Severance Agreement
For Executive

AmSouth Bancorporation
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Contents
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                                                                           Page

Article 1. Definitions                                                      1

Article 2. Severance Benefits                                               6

Article 3. Form and Timing of Severance Benefits                            9

Article 4. Excise Tax Gross-Up                                             10

Article 5. The Company's Payment Obligations                               11

Article 6. Term of Agreement                                               11

Article 7. Legal Remedies                                                  12

Article 8. Successors                                                      12

Article 9. Miscellaneous                                                   12
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                             AmSouth Bancorporation
                          Executive Severance Agreement

     THIS AGREEMENT is made and entered into as of the 18th day of December, 1997, by and between AmSouth Bancorporation, a Delaware corporation (hereinafter referred to as the "Company"), and Executive (hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company and its subsidiaries;

     WHEREAS, the Executive is a key executive of the Company or of its subsidiary;

     WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his or her position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

     WHEREAS, should the possibility of a Change in Control arise, in addition to his or her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Definitions

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a)  "Agreement" means this Executive Severance Agreement.

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     (b)  "Base Bonus Opportunity" means the base bonus opportunity as defined in the Executive Incentive Plan and the Management Incentive Plan, or a comparable opportunity under a specialized incentive plan, or their successors, whichever of the foregoing is applicable to the Executive.

     (c) "Base Salary" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

     (d) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (e) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2 herein.

     (f)  "Board" means the Board of Directors of the Company.

     (g) "Cause" shall be determined by the Committee, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

          (i) The willful and continued failure by the Executive to substantially perform his or her duties (other than any such failure resulting from the Executive's Disability), after a written demand for substantial performance is delivered by the Committee to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his or her duties, and the Executive has failed to remedy the situation within thirty (30) calendar days of receiving such notice;

          (ii) The Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony under the generally enforceable laws of the State of Alabama; or

          (iii) The willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company, as determined by the Committee. However, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

          Notwithstanding the foregoing, Cause shall not be deemed to have occurred with respect to any act or failure to act which is (a) directed by the Board, or by the officer of the Company to whom the Executive directly or indirectly reports, or (b) in accordance with the advice of the Company's legal counsel.

     (h) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:

          (i) Any person (other than those Persons in control of the Company as of the Effective

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                Date, or other than a trustee or other fiduciary holding
                securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

          (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute at least sixty percent (60%) thereof; or

          (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or
                (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least sixty percent (60%) of the combined voting power of the securities of the Company (or the surviving entity, or an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation or reorganization.

     However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee Directors who were Directors prior to the transaction, and who continue as Directors following the transaction).

     (i) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (j) "Committee" means the Executive Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Executive Compensation Committee.

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     (k)  "Company" means AmSouth Bancorporation, a Delaware corporation
          (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

     (l) "Disability" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

     (m)  "Effective Date" is December 18, 1997.

     (n) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

     (o) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     (p)  "Executive" means Executive.

     (q) "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

          (i) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive in accordance with Section 2.8 hereof;

          (ii) The Company's requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control;

          (iii) A reduction by the Company of the Executive's Base Salary as in effect on the Effective Date, or as the same shall be increased from time to time;

          (iv) A reduction by the Company of the Executive's aggregate incentive opportunity under the Short-Term Incentive Plan, as such opportunity exists on the Effective Date, or as such opportunity may be increased after the Effective Date. For this purpose, a reduction in the Executive's incentive opportunity shall be deemed to have occurred in the event his or her Base Bonus Opportunity and/or the degree of probability of attainment of such opportunity would result in a bonus of less than the greatest of (i) the Executive's greatest annual bonus earned (whether paid or deferred) in the three (3) consecutive fiscal years most recently completed prior to the commencement of the Window Period; (ii) the Executive's Base Bonus Opportunity for the bonus plan year

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                most recently completed; or (iii) the Executive's bonus which was earned (whether paid or deferred) for the fiscal year most recently completed based on the actual performance compared to pre-established criteria under the Short Term Incentive Plan;

          (v) A reduction by the Company of the Executive's aggregate annualized incentive opportunity under the Company's long-term incentive program, as such opportunity exists on the Effective Date, or as such opportunity may be increased after the Effective Date. For this purpose, a reduction in the Executive's incentive opportunity shall be deemed to have occurred if the Executive's annualized long-term incentive opportunity is less than the value as determined by a compensation consulting firm with a national reputation to be a competitive annual long term incentive grant (defined as a size-adjusted, 50th percentile grant as of the date of determination as compared to the Company's peer group).

          (vi) The failure of the Company to maintain the Executive's relative level of coverage under the Company's employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided and the relative level of the Executive's participation or as such coverage may be increased from time to time. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's levels of coverage under all such programs must be at least as great as such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization;

          (vii) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 8 herein;

          (viii)Any purported termination by the Company of the Executive's employment that is not effected pursuant to a notice of termination satisfying the requirements of Section 2.8 herein, and for purposes of this Agreement, no such purported termination shall be effective;

          (ix) Any failure to maintain reasonable and adequate indemnification and director and officer liability insurance in respect of the Executive's services as an officer; and

          (x) Any material increase, either as to frequency or time expended, in the travel of the Executive relative to the discharge or his or her responsibilities to the Company.

                The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

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     (r)  "Person" shall have the meaning ascribed to such term in Section
          3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

     (s) "Pro-Rata" means that a calculation will take into consideration the number of days elapsed prior to the Executive's Effective Date of Termination as a percentage of the number of days in the fiscal or other applicable year.

     (t)  "Qualifying Termination" means any of the events described in Section
          2.3 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

     (u) "Severance Benefits" means the payment of severance compensation as provided in Section 2.4 herein.

     (v) "Severance Multiplier" means the lesser of: (i) numbertimes (numericx); or (ii) a fraction, the numerator of which is the number of full months between the Effective Date of the Executive's Qualifying Termination and the Executive's sixty-fifth (65th) birthday, and the denominator of which is twelve (12). For this purpose, the Severance Multiplier following the attainment of age sixty-five (65) shall be zero (0) in all cases.

     (w) "Short Term Incentive Plan" means the annual incentive plan applicable to the Executive which may include the Company's Executive Incentive Plan, Management Incentive Plan, or other specialized plans or their successors.

     (x) "Total Payments" means the sum of the Executive's Severance Benefits and all other payments and benefits provided to the Executive by the Company and its affiliates which constitute "excess parachute payments" within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long-term incentive grants (to include, but not be limited to, early vesting of stock options or restricted stock).

     (y) "Window Period" means the time period commencing upon a Change in Control, as defined in Section (h) of this Article 1, and ending twenty-four months after the latter to occur of: (i) any of the events defined as a Change in Control in Section 1(h); or (ii) final consummation of the liquidation, sale or disposition of assets, or the merger, consolidation or reorganization of the Company as described in
          Section 1(h)(iii).

Article 2. Severance Benefits

     2.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.4 herein, if there has been a Change in Control of the Company and if, within the Window Period, the Executive's employment with the Company shall end for any reason specified in Section 2.3 herein.

     The Executive shall not be entitled to receive Severance Benefits, if he or she is terminated for Cause, or if his or her employment with the Company ends due to death, Disability, retirement on or

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after early retirement age (as defined under the then established rules of the
Company's tax-qualified retirement plan applicable to the Executive), or due to a voluntary termination of employment by the Executive without Good Reason.

     2.2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to shareholders of the Company, or takes other steps seeking to effect a Change in Control, the Executive agrees that he or she will not voluntarily leave the employ of the Company and will render services until such Person has abandoned or terminated his or her, or its efforts to effect a Change in Control, or until six (6) months after a Change in Control has occurred; provided, however, that the Company may terminate the Executive for Cause at any time, and the Executive may terminate his or her employment any time after the Change in Control for Good Reason.

     2.3. Qualifying Termination. The occurrence of any one or more of the following events within the Window Period shall trigger the payment of Severance Benefits to the Executive under this Agreement:

     (a) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

     (b)  A voluntary termination of employment by the Executive for Good
          Reason;

     (c) A successor company fails or refuses to assume the Company's obligations under this Agreement, as required by Article 8 herein; or

     (d) The Company or any successor company breaches any of the provisions of this Agreement.

     2.4. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and
2.3 herein, the Company shall pay to the Executive a lump sum cash payment equal to the sum of the amounts described in the following paragraphs (a) through (h) and provide the benefits and/or distributions as described in paragraphs (i) through (k):

     (a) An amount equal to the Severance Multiplier times the highest rate of the Executive's annual Base Salary in effect at any time up to and including the Effective Date of Termination.

     (b) An amount equal to the Severance Multiplier times the greatest of: (i) the Executive's greatest annual bonus earned (whether paid or deferred) in the three (3) full consecutive fiscal years most recently completed prior to the Effective Date of Termination; (ii) the Executive's Base Bonus Opportunity for the bonus plan year in which the Executive's Effective Date of Termination occurs, or (iii) the Executive's bonus for the fiscal year in which occurs the Effective Date of Termination based on the actual performance compared to pre-established criteria under the Short Term Incentive Plan through the Effective Date of Termination, multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months to have elapsed preceding the Effective Date of Termination in the fiscal year of the Effective Date of Termination.

     (c) An amount equal to the Severance Multiplier times the sum of: (i) the Executive's annual club dues bonus (if applicable); plus (ii) the Executive's annual automobile allowance (if

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          applicable), for the year in which the Executive's Effective Date of
          Termination occurs.

     (d) An amount equal to the product of (i) the value determined by a consulting firm with a national reputation to be a competitive annual long term incentive grant (defined as a size-adjusted, 50th percentile grant as of the date of determination as compared to the Company's peer group), and (ii) the Severance Multiplier, provided, however, that if the Executive's then currently outstanding grant under the Company's long term incentive compensation plan has a performance measurement period of more than one year, the number of years in clause (ii) shall be reduced by multiplying such number of years by the quotient of the number of full calendar months remaining until the conclusion of the performance measurement period for the Executive's grant divided by the total number of months in the performance measurement period.

     (e) An amount equal to the Executive's unpaid Base Salary, a Pro Rata portion of the Executive's bonus for the fiscal year in which termination occurs determined as the greatest of (i) the Executive's greatest annual bonus earned (whether paid or deferred) in the three
          (3) full consecutive fiscal years most recently completed prior to the Effective Date of Termination; (ii) the Executive's Base Bonus Opportunity for the bonus plan year in which the Executive's Effective Date of Termination occurs; (iii) the Executive's bonus for the fiscal year in which occurs the Effective Date of Termination based on the actual performance compared to pre-established criteria under the Short Term Incentive Plan through the Effective Date of Termination, multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months to have elapsed preceding the Effective Date of Termination of the fiscal year in which occurs the Effective Date of Termination, and accrued vacation pay through the Effective Date of Termination.

     (f) An amount equal to the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the Effective Date of Termination under the terms of the AmSouth Bancorporation Supplemental Retirement Plan (if applicable). For this purpose, the Executive's interest under the Supplemental Retirement Plan shall be fully vested as of the effective date of the Change in Control and such benefits shall be calculated under the assumption that the Executive's employment continued following the Effective Date of Termination for the number of years equal to the Severance Multiplier (i.e., additional years of service credits shall be added); provided, however, that for the purposes of determining "final average pay" under the benefit calculation, the Executive's actual pay history as of the Effective Date of Termination shall be used. Further, the payment provided under this Subsection 2.4(f) shall be made in lieu of, and shall completely supersede and replace the Executive's benefits payable under the Supplemental Retirement Plan or its successor.

     (g) An amount equal to the aggregate benefits accrued by the Executive as of the Effective Date of Termination under the terms of the AmSouth Bancorporation Supplemental Thrift Plan (if applicable). The payment provided under this Subsection 2.4(g) shall be made in lieu of, and shall completely supersede and replace the Executive's benefits payable under the Supplemental Thrift Plan or its successor.

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     (h)  An amount equal to any relocation benefits accrued by the Executive under the relocation policy of the Company or its successor as are available to employees in the same class or category as the Executive immediately prior to the Change in Control.

     (i) Distribution of the entire balance of the Executive's account, if any, established under the AmSouth Bancorporation Deferred Compensation Plan or its successor.

     (j) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive's family is eligible to receive benefits and/or coverage as of the effective date of the Change in Control or as the same may be increased from time to time, including but not limited to, group life insurance, hospitalization, disability, medical and dental plans. Such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination.

          The welfare benefits described in this Subsection 2.4(j) shall continue following the Effective Date of Termination for the number of years equal to the Severance Multiplier; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Committee.

     (k) A provision of outplacement services at the expense of the company for the number of years equal to the Severance Multiplier following the Effective Date of Termination or until the Executive shall have obtained employment comparable to his or her position with the Company on the Effective Date of Termination, whichever is earlier, the scope and provider of which shall be commensurate with the Executive's position in the Company.

     2.5. Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive's employment is terminated due to Disability, the Executive shall receive his or her Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect.

     2.6. Termination for Retirement or Death. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of his or her retirement (as defined under the then-established rules of the Company's tax-qualified retirement plan), or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

     2.7. Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his or her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

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     2.8. Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination (as herein defined) to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. A termination for Cause shall be permitted hereunder only if the Company provides the Notice of Termination not later than six (6) months after the date the Company first knew or should have reasonably known of the act or omission to act or conviction giving rise to the termination for Cause. A termination for Good Reason shall be permitted hereunder only if the Employee provides the Notice of Termination not later than six (6) months after the date the Employee first knew or should have known of the act or omission to act giving rise to the termination for Good Reason. In either case, the six (6)-month period shall be tolled during any permitted period of correction or administrative procedure.

Article 3. Form and Timing of Severance Benefits

     3.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.4(a) through (h) herein shall be paid in cash to the Executive in a single lump sum, and the distribution under 2.4 (i) herein shall be made, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     3.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

     3.3. Annual Bonus Pay. Notwithstanding any provision to the contrary in this Agreement or the Company's annual Base Bonus Opportunity arrangement for the Executive in the event of a Change in Control, if the Executive remains employed by the Company through the end of the fiscal year of the Change in Control, the bonus for the fiscal year in which occurs the Change in Control shall be the greatest of: (i) the Executive's greatest annual bonus earned (whether paid or deferred) in the three (3) full consecutive fiscal years most recently completed prior to the fiscal year in which occurs the Change in Control; (ii) the Executive's Base Bonus Opportunity for the fiscal year in which occurs the Change in Control; or (iii) the Executive's bonus for the fiscal year in which the Change in Control occurs based on the actual performance compared to pre-established criteria under the Short Term Incentive Plan through the date of the consummation of the Change in Control multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months to have elapsed in the fiscal year prior to the calendar month in which the Change in Control occurs in the fiscal year of the Change in Control. Payment of this annual bonus will be made in accordance with the Short Term Incentive Plan.

     Article 4. Excise Tax Gross-Up

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     4.1  Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits, if any of the Executive's Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, and local income and employment taxes and Excise Tax upon the Gross-up Payment provided for by this Section 4.1, shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     4.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

     (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
          Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

     (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

     (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     4.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 herein, which adjustment becomes binding on the Service, the Company and the Executive, so that the Executive did not receive the greatest net benefit, the

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Company shall reimburse the Executive for the full amount necessary to make the
Executive whole, plus an appropriate market rate of interest, as determined by the Company's Board of Directors.

Article 5. The Company's Payment Obligation

     5.1 Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.4(j) herein.

     5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6. Term of Agreement

     This Agreement will commence on the Effective Date and shall terminate on December 17, 2000; provided however that this Agreement shall be extended automatically for one (1) additional year at the end of this initial term and at the end of each additional year thereafter, unless the Committee delivers written notice twelve (12) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) the duration of the Window Period; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 7. Legal Remedies

     7.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting

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the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

     7.2 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect.

     Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

Article 8. Successors

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he or she would be entitled to hereunder if he or she had terminated his or her employment with the Company voluntarily for Good Reason. The date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 9. Miscellaneous

     9.1 Employment Status. The Executive and the Company acknowledge that, except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law. Upon a termination of the Executive's employment prior to the effective date of a Change in Control, there shall be no further rights under this Agreement; provided, however, that if such an employment termination shall arise in connection with, or in anticipation of, a Change in Control, then the Executive's rights shall be the same as if the termination had occurred within two (2) years following a Change in Control.

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     9.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.

     9.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

     9.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     9.5 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     9.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

     9.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Alabama shall be the controlling law in all matters relating to this Agreement.